Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-296767

Prospectus Supplement No. 15

(To Prospectus Dated July 10, 2026)

Robo.ai Inc.

Up to 22,343,750 Class B Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 10, 2026, which forms a part of our registration statement on Form F-1 (Registration No. 333-296767), as amended and supplemented, with the information contained in our current reports on Form 6-K furnished with the U.S. Securities and Exchange Commission on November 3 and November 4, 2026, respectively. The prospectus relates to the potential offer and sale from time to time by the selling shareholder named therein or its pledgees, donees, transferees, assignees, or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to 22,343,750 Class B ordinary shares, par value US$0.002 per share, of Robo.ai Inc.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class B ordinary shares are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the ticker symbol “AIIO.” On November 3, 2026, the closing price of our Class B ordinary shares on Nasdaq was US$0.5520.

We may further amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, this prospectus supplement, and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2026

Commission File Number: 001-41559

Robo.ai Inc.

(Registrant’s Name)

Meydan Grandstand, 6th floor

Meydan Road

Nad Al Sheba, Dubai

United Arab Emirates

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

EXPLANATORY NOTE

On November 2, 2026, Robo.ai Inc. (the “Company”) issued a press release announcing the appointment of Ralf R. Debbas (also known as Ralph R. Debbas, as indicated in the press release) as President of the Company, effective immediately. A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 6-K.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release — Robo.ai Inc. Appoints W Motors Founder Ralph R. Debbas as Group President

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robo.ai Inc.

Date: November 3, 2026	By:	/s/ Benjamin Bin Zhai
	Name:	Benjamin Bin Zhai
	Title:	Chief Executive Officer

Exhibit 99.1

Robo.ai Appoints W Motors Founder Ralph R. Debbas as Group President

Appointment strengthens the Group’s UAE leadership as it advances AI commercialization and local industrial capabilities

DUBAI, UAE, Nov. 2, 2026 — Robo.ai Inc. (Nasdaq: AIIO) (“Robo.ai” or the “Company”), a UAE-based, U.S.-listed company, today announced the appointment of Ralph R. Debbas as Group President, effective immediately. In this role, Mr. Debbas will focus on advancing the Group’s industrial strategy, international partnerships and coordination across its businesses, supporting the development of its artificial intelligence and advanced manufacturing businesses.

Mr. Debbas is a regional business leader, entrepreneur and automotive designer with a longstanding presence in the UAE. He founded W Motors in 2012 and helped design and lead the development of the Lykan HyperSport, the supercar that gained worldwide recognition for its distinctive design and its appearance in the film “Furious 7.” He later led W Motors’ expansion into an integrated automotive company spanning design, research and development, engineering and manufacturing.

At W Motors, Mr. Debbas also led the development of an integrated automotive manufacturing facility in Dubai and spearheaded the GHIATH smart patrol vehicle program with Dubai Police, bringing the vehicle into local production and delivery.

“Ralph’s experience turning innovative product concepts into operating industrial businesses in the UAE is closely aligned with the Group’s next stage of development,” said Benjamin Zhai, Chief Executive Officer of Robo.ai. “Our current priorities are to drive customer adoption, strengthen local delivery capabilities and continue to grow the operating businesses that already contribute revenue. We are confident in the opportunities ahead and believe Ralph’s leadership will further strengthen execution and deliver solid operating results that create long-term value for shareholders.”

This appointment comes as the Group reaches several milestones across its businesses. ALIF Holding has held a groundbreaking ceremony for Phase I of its industrial park in Umm Al Quwain and announced plans to establish ALIF Composites, a composites manufacturing business. Neurovia AI has launched the NeuroStream™ platform, completed live technical validation and is advancing applications for its visual data technology. The operating businesses of Quantum Core Capital (“QC Capital”) continue to contribute revenue. The Group will advance customer development, production readiness and technology commercialization in line with the stage of development of each business.

“The UAE has both the ambition and the capabilities to develop industries that can compete internationally,” said Mr. Debbas. “Robo.ai’s AI technologies, industrial plans and operating businesses give us a strong foundation to pursue this opportunity. I look forward to working with our teams to develop products that meet real customer needs, integrate international technical expertise into local operations and convert project progress into long-term customer relationships. Reliable delivery will be at the heart of everything we do.”

The appointment further strengthens Robo.ai’s UAE-based management team and will help the Group connect international technology resources with regional industrial needs. As its projects progress, the Company plans to disclose commercial and technical developments to the market as appropriate.

Mr. Debbas also plans to engage more directly with shareholders and investors through video updates, sharing the Group’s business progress and milestones to give investors a fuller understanding of how its businesses are developing. The Company invites shareholders and investors to follow these updates as they become available.

About Robo.ai Inc.

Robo.ai Inc. (Nasdaq: AIIO), headquartered in Dubai, United Arab Emirates, is a Nasdaq-listed technology group building intelligent infrastructure across four platforms: artificial intelligence; robotics and smart mobility; advanced manufacturing; and digital assets and capital. Its industrial group, ALIF Holding, is dedicated to building intelligent industries through the development, integration and manufacturing of AI systems, serving government, public sector and mission-critical domains. Through its subsidiary Neurovia AI, the Company develops AI software and visual data infrastructure. Quantum Core Capital (“QC Capital”), its AI-powered deep-tech holding and venture-building platform, incubates, invests in and operates businesses across artificial intelligence, robotics, digital infrastructure and the next-generation digital economy.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “aims,” “future,” “intends,” “plans,” “believes,” “estimates,” “targets,” “likely to,” “challenges,” and similar statements. Robo.ai may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including statements about Robo.ai’s beliefs, plans, and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Robo.ai’s strategies, future business development, and financial condition and results of operations; Robo.ai’s limited operating history in its current business; Robo.ai’s ability to generate positive cash flow and profits; Robo.ai’s ability to compete successfully; Robo.ai’s ability to build its brand and withstand negative publicity; and changes in customer demand and government incentives, subsidies, or other favorable government policies. Further information regarding these and other risks is included in Robo.ai’s filings with the SEC. All information provided in this press release is as of the date of this press release, and Robo.ai does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Investor and Media Contacts

Investor Relations: ir@roboai.group
Media: pr@roboai.group
Website: www.roboai.group

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2026

Commission File Number: 001-41559

Robo.ai Inc.

(Registrant’s Name)

Meydan Grandstand, 6th floor

Meydan Road

Nad Al Sheba, Dubai

United Arab Emirates

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release — Robo.ai Inc. Reaffirms the Upcoming Reverse Stock Split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robo.ai Inc.

Date: November 4, 2026	By:	/s/ Benjamin Bin Zhai
	Name:	Benjamin Bin Zhai
	Title:	Chief Executive Officer

Exhibit 99.1

Robo.ai Inc. Reaffirms the Upcoming Reverse Stock Split

DUBAI, UAE, November 3, 2026 — Robo.ai Inc. (Nasdaq: AIIO) (the “Company”), a UAE-based, U.S.-listed technology company, today reaffirmed its previously announced and approved 1-for-25 reverse stock split of all classes of the Company’s ordinary shares, including the Class A ordinary shares and the publicly traded Class B ordinary shares, effective at the opening of trading, U.S. Eastern time, on November 6, 2026.

Before the reverse stock split, there were 13,817,501 Class A ordinary shares and 222,116,290 Class B ordinary shares issued and outstanding. After the reverse stock split, there will be 552,700 Class A ordinary shares and 8,894,680 Class B ordinary shares issued and outstanding. The Company’s Class B ordinary shares will begin trading on an adjusted basis giving effect to the reverse stock split at the opening of trading, U.S. Eastern time, on November 6, 2026 under the existing ticker symbol “AIIO.” The new CUSIP number of the Company’s Class B ordinary shares will be G6693P130.

Purpose and Nasdaq Listing Requirements. The reverse stock split is being implemented to meet the Nasdaq listing requirements to regain minimum bid price requirement of $1.00 per share under Nasdaq Listing Rule 5550(a)(2). As a result of the reverse stock split, the trading price of the Class B ordinary shares is expected to increase proportionately after the effectiveness of the reverse stock split, although the Company can give no assurance that the trading price of the Class B ordinary shares after the reverse stock split will be equal to or greater than 25 times the trading price before the reverse stock split.

Conversion Floor Price Adjustment. In connection with the reverse stock split, the floor prices of all outstanding convertible notes will be proportionately adjusted by a factor of 25, in accordance with the terms of the notes, subject to further adjustments as set out in the notes.

No Accompanying Financing and Future Financing Strategy. The reverse stock split will not be accompanied by new financing. Other than additional closings or draws under existing facilities, as of the date of this release the Company has no current plans to enter into new variable rate equity financing arrangements in the near term. For ongoing capital needs, the Company intends to pursue alternative instruments, such as supply chain financing or subsidiary-level capital raises, with the objective of maximizing equity value and minimizing dilution at the listing company level.

Shareholder Impact and General Provisions. The reverse stock split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s outstanding share capital or the relative voting rights of the Class A and Class B ordinary shares, except for adjustments that may result from the treatment of fractional shares. Outstanding Company options, warrants, and other applicable convertible securities will be proportionately adjusted in accordance with their respective terms. All fractional shares resulting from the reverse stock split will be disregarded and not be issued to the shareholders of the Company but all such fractional shares will be aggregated and, if possible, sold and distributed to the underlying shareholders. Odyssey Transfer and Trust Company is acting as the exchange agent for the reverse stock split. Shareholders holding shares in book-entry form or through a bank, broker, or other nominee will have their positions automatically adjusted and are not required to take any action.

About Robo.ai Inc.

Robo.ai Inc. (Nasdaq: AIIO), headquartered in Dubai, United Arab Emirates, is a Nasdaq-listed technology group building intelligent infrastructure across four platforms: artificial intelligence; robotics and smart mobility; advanced manufacturing; and digital assets and capital. Its industrial group, Alif Holding, is dedicated to building intelligent industries through the development, integration and manufacturing of AI systems, serving government, public sector and mission-critical domains. Through its subsidiary Neurovia AI, the Company develops AI software and visual data infrastructure. Quantum Core Capital (“QC Capital”), its AI-powered deep-tech holding and venture-building platform, incubates, invests in and operates businesses across artificial intelligence, robotics, digital infrastructure and the next-generation digital economy.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “aims,” “future,” “intends,” “plans,” “believes,” “estimates,” “targets,” “likely to,” “challenges,” and similar statements. Robo.ai may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including statements about Robo.ai’s beliefs, plans, and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Robo.ai’s strategies, future business development, and financial condition and results of operations; Robo.ai’s limited operating history in its current business; Robo.ai’s ability to generate positive cash flow and profits; Robo.ai’s ability to compete successfully; Robo.ai’s ability to build its brand and withstand negative publicity; and changes in customer demand and government incentives, subsidies, or other favorable government policies. Further information regarding these and other risks is included in Robo.ai’s filings with the SEC. All information provided in this press release is as of the date of this press release, and Robo.ai does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For investor and media inquiries, please contact:

For investors:
Robo.ai Inc. Investor Relations
E-mail: ir@roboai.group

For media:
Robo.ai Inc. Corporate Communications
E-mail: pr@roboai.group

Website: www.roboai.group